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Exhibit 10.4

FORM OF

TAX SHARING AGREEMENT

BETWEEN

LIBERTY MEDIA CORPORATION,

LIBERTY MEDIA LLC

AND

LIBERTY SPLITCO,  INC.

i

ii

 TAX SHARING AGREEMENT

        THIS TAX SHARING AGREEMENT (this "Agreement") is entered into as of [                        ], 2011, between Liberty Media Corporation, a Delaware corporation ("Distributing"), Liberty Media LLC, a Delaware limited liability company ("Liberty LLC"), and Liberty Splitco, Inc., a Delaware corporation ("Controlled"). Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

RECITALS

        WHEREAS, Controlled is a wholly owned subsidiary of Distributing;

        WHEREAS, the Board of Directors of Distributing has determined that it would be appropriate and desirable for Distributing to separate the Controlled Business from the Distributing Business;

        WHEREAS, the Board of Directors of Controlled has approved such transaction;

        WHEREAS, following the Contribution, Distributing intends to distribute its entire interest in the stock of Controlled to the holders of Liberty Capital Common Stock and Liberty Starz Common Stock in exchange for their shares of Liberty Capital Common Stock and Liberty Starz Common Stock in what is intended to qualify as a tax-free transaction described under Sections 368(a), 355 and 361 of the Code (the "Distribution");

        WHEREAS, the parties set forth in the Reorganization Agreement the principal arrangements between them regarding the separation of the Controlled Business from the Distributing Business; and

        WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes and credits for Tax Benefits arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, and intending to be legally bound hereby, Distributing, Liberty LLC and Controlled hereby agree as follows:

        SECTION 1.    Definition of Terms.    For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

        "2029 Exchangeables" means the 4% Senior Exchangeable Debentures due 2029 issued by Liberty LLC.

        "2030 Exchangeables" means the 3 3/4% Senior Exchangeable Debentures due 2030 issued by Liberty LLC.

        "2031 Exchangeables" means the 3 1/4% Senior Exchangeable Debentures due 2031 issued by Liberty LLC.

        "Affiliate" means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. For the avoidance of doubt, (x) neither Expedia, Inc. nor any of its present or former Affiliates will be treated as an Affiliate of any member of the Distributing Group during any period (or portion thereof) in which the voting stock of such corporation owned by any member of the Distributing Group is subject to a proxy in favor of Mr. Barry Diller to vote those shares during such period; (y) no member of the Controlled Group will be treated as an Affiliate of any member of the Distributing Group; and (z) no member of the Distributing Group will be treated as an Affiliate of any member of the Controlled Group.

        "Agreement" has the meaning set forth in the preamble hereof.

        "Ascent" means Ascent Media Corporation, a Delaware corporation.

        "AT&T Tax Sharing Agreement" means the Tax Sharing Agreement dated as of March 9, 1999, as amended, by and among AT&T Corp., Liberty LLC, for itself and each member of the Liberty Group (as defined therein), Tele-Communications, Inc., Liberty Ventures Group LLC, Liberty Media Group LLC, TCI Starz, Inc., TCI CT Holdings, Inc., each Covered Entity (as defined therein) listed on the signature pages thereof, and any entities which became parties thereto pursuant to Section 23 thereof.

        "AT&T TSA Benefits" means any right to receive any payment (including any indemnification payment) from AT&T Corp. or any member of the Common Stock Group (as defined in the AT&T Tax Sharing Agreement).

        "AT&T TSA Liabilities" means any obligation or liability to make any payment (including any indemnification payment) to AT&T Corp., any member of the Common Stock Group (as defined in the AT&T Tax Sharing Agreement), or any Common Stock Indemnitees (as defined in the AT&T Tax Sharing Agreement).

        "business day" means any day other than a Saturday, Sunday or a day on which banking institutions in New York City, New York or London, England are authorized or required by law or executive order to close.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law.

        "Combined Return" means (i) with respect to any Tax Return for a Tax Year beginning on or before the Distribution Date, any Tax Return that includes Tax Items of both the Distributing Business and the Controlled Business, determined in accordance with the allocation rules of Section 2.2, and (ii) with respect to any Tax Return for a Tax Year beginning after the Distribution Date, any Tax Return that includes one or more members of the Distributing Group and one or more members of the Controlled Group.

        "Company" means Distributing or Controlled, as the context requires.

        "Compensatory Equity Interests" means stock, equity interests, options, stock appreciation rights, or other similar rights with respect to the equity of any entity granted prior to the Distribution in connection with employee, independent contractor or director compensation (including, for the avoidance of doubt, stock, equity interests, options, stock appreciation rights, or other similar rights issued in substitution for any of the foregoing by reason of the Distribution or any subsequent transaction).

        "Consolidated Group" means a group filing (or required to file) consolidated federal income Tax Returns for any Tax Year (or portion thereof), within the meaning of Treasury Regulations Section 1.1502-1(h).

        "Contribution" has the meaning given to such term in the Reorganization Agreement.

        "Control" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

        "Controlled" has the meaning set forth in the preamble hereof.

        "Controlled Acquired Subsidiary" has the meaning set forth in Section 2.2(l).

        "Controlled Business" means: (i) with respect to any Tax Year (or portion thereof) ending prior to the Issue Date, the assets, liabilities, and businesses of Distributing and its Subsidiaries other than any assets, liabilities, and businesses of, and any equity or debt interests in, QVC, Inc., Provide Commerce, Inc., and each of their respective Subsidiaries, (ii) with respect to any Tax Year (or portion thereof) beginning on the Issue Date and ending at or before the Effective Time, the assets, liabilities and businesses of Distributing and its Subsidiaries, other than the assets, liabilities and businesses that were tracked during such Tax Year (or portion thereof), and only for so long as so tracked, by the Liberty Interactive Common Stock (including any equity or debt interests in any entities so tracked); and (iii) with respect to any Tax Year (or portion thereof) beginning after the Effective Time, the assets, liabilities, and businesses of the Controlled Group during such Tax Year (or portion thereof).

        "Controlled Claim" means any pending or threatened Tax Contest, claim, action, suit, investigation or proceeding brought by a third party relating to any AT&T TSA Liabilities, DHC TSA Liabilities, or LMI TSA Liabilities, in each case for which Distributing is or may be indemnified by Controlled under Section 7.

        "Controlled Consolidated Group" means a Consolidated Group of which Controlled is the common parent, within the meaning of Section 1504(a)(1) of the Code.

        "Controlled Group" means, with respect to any Tax Year (or portion thereof) beginning after the Effective Time, Controlled and each Subsidiary of Controlled (but only while such Subsidiary is a Subsidiary of Controlled).

        "Controlled Indemnitees" has the meaning set forth in Section 7.2.

        "Controlled Section 355(e) Event" means the application of Section 355(e) of the Code to the Distribution as a result of the Distribution being "part of a plan (or series of related transactions) pursuant to which 1 or more persons acquire directly or indirectly stock representing a 50-percent or greater interest" in Controlled or any successor corporation (within the meaning of Section 355(e) of the Code).

        "Controlled Stock" means the Series A Controlled Capital common stock, par value $.01 per share, the Series B Controlled Capital common stock, par value $.01 per share, the Series A Controlled Starz common stock, par value $.01 per share, the Series B Controlled Starz common stock, par value $.01 per share, and if and when issued, the Series C Controlled Capital common stock, par value $.01 per share, and the Series C Controlled Starz common stock, par value $.01 per share, and any series or class of stock into which the Series A, Series B, or Series C Controlled Capital common stock or the Series A, Series B, or Series C Controlled Starz common stock is redesignated, reclassified, converted or exchanged following the Effective Time.

        "DHC" means Discovery Holding Company, a Delaware corporation.

        "DHC Tax Sharing Agreement" means the Tax Sharing Agreement dated July 20, 2005, between Liberty LLC and DHC.

        "DHC TSA Benefits" means any right to receive any payment (including any indemnification payment) from DHC or any member of the DHC Group (as defined in the DHC Tax Sharing Agreement) pursuant to the terms of the DHC Tax Sharing Agreement.

        "DHC TSA Liabilities" means any obligation or liability to make any payment (including any indemnification payment) to DHC, any member of the DHC Group (as defined in the DHC Tax Sharing Agreement), or any DHC Indemnitee (as defined in the DHC Tax Sharing Agreement) pursuant to the terms of the DHC Tax Sharing Agreement.

        "Disclosing Party" has the meaning set forth in Section 6.3.

        "Discovery" means Discovery Communications, Inc., a Delaware corporation.

        "Distributing" has the meaning set forth in the preamble hereof; provided, however, that with respect to any period (or portion thereof) ending prior to the Issue Effective Time, "Distributing" shall mean Liberty LLC (formerly known as, Liberty Media Corporation).

        "Distributing Acquired Subsidiary" has the meaning set forth in Section 2.2(l).

        "Distributing Business" means, (i) with respect to any Tax Year (or portion thereof) ending prior to the Issue Date, the assets, liabilities, and businesses of, and any equity or debt interests in, QVC, Inc., Provide Commerce, Inc., and each of their respective Subsidiaries; (ii) with respect to any Tax Year (or portion thereof) beginning on the Issue Date and ending at or before the Effective Time, the assets, liabilities and businesses that were tracked during such Tax Year (or portion thereof), and only for so long as so tracked, by the Liberty Interactive Common Stock (including any equity or debt interests in any entities so tracked); and (iii) with respect to any Tax Year (or portion thereof) beginning after the Effective Time, the assets, liabilities, and businesses of the Distributing Group during such Tax Year (or portion thereof).

        "Distributing Consolidated Group" means a Consolidated Group of which Distributing is the common parent, within the meaning of Section 1504(a)(1) of the Code.

        "Distributing Group" means, with respect to any Tax Year (or portion thereof) beginning after the Effective Time, Distributing and each Subsidiary of Distributing (but only while such Subsidiary is a Subsidiary of Distributing).

        "Distributing Indemnitees" has the meaning set forth in Section 7.3.

        "Distribution" has the meaning set forth in the recitals hereof.

        "Distribution Date" means the date on which the Distribution occurs.

        "DTV" means DIRECTV, a Delaware corporation.

        "Due Date" has the meaning set forth in Section 4.4.

        "Effective Time" means the time at which the Distribution is effected on the Distribution Date.

        "Employing Party" means the Company whose Group includes any entity that is required under applicable Tax law to satisfy any Tax reporting obligations with respect to any employee, independent contractor or director compensation attributable to any Compensatory Equity Interests; provided, however, that if an entity in both Groups is permitted under applicable Tax Law to satisfy such Tax reporting obligations, then the Employing Party shall mean the Company to which the Taxes and Tax Items arising with respect to such employee, independent contractor or director compensation are allocated pursuant to Section 2.2(i).

        "Final Determination" means a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax Law.

        "Group" means the Distributing Group or the Controlled Group, as the context requires.

        "Interactive Entities" means any Person owned directly or indirectly by Distributing prior to the Distribution (other than Live Nation Entertainment, Inc.) that is or was tracked by the Liberty Interactive Common Stock at any time prior to the Distribution and any Person acquired directly or indirectly by Distributing following the Distribution.

        "Interactive Pre-Distribution Acquired Subsidiaries" means BUYSEASONS, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC, Celebrate Express, Inc., Celebrate Interactive, Inc., Lockerz, LLC, and each of their respective Subsidiaries.

        "Interest Rate" means the Rate determined below, as adjusted as of each Interest Rate Determination Date. The "Rate," means, with respect to each period between two consecutive Interest

Rate Determination Dates, a rate determined at approximately 11:00 a.m., London time, two London business days before the earlier Interest Rate Determination Date equal to the greater of: (x) the sum of (i) the six month dollar LIBOR rate as displayed on page "LR" of Bloomberg (or such other appropriate page as may replace such page), plus (ii) 2%, and (y) the interest rate that would be applicable at such time to a "large corporate underpayment" (within the meaning of Section 6621(c) of the Code) under Sections 6601 and 6621 of the Code. Interest will be calculated on the basis of a year of 365 days and the actual number of days for which due.

        "Interest Rate Determination Date" means the Due Date and each March 31, June 30, September 30 and December 31 thereafter.

        "IRS" means the Internal Revenue Service.

        "IRS Submissions" means the Ruling Request, each supplemental submission and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining the Ruling.

        "Issue Date" means May 9, 2006.

        "Issue Effective Time" means the time at which the Liberty Restructuring was effected on the Issue Date.

        "issuing corporation" has the meaning set forth in Section 3.4(e).

        "Joint Claim" means any pending or threatened Tax Contest, claim, action, suit, investigation or proceeding brought by a third party relating to (w) any Transaction Taxes or any Transaction Tax-Related Losses, (x) any LEI Transaction Taxes or any LEI Tax-Related Losses, (y) any News Transaction Taxes or any News Tax-Related Losses or (z) any Tracking Stock Taxes and Losses, in each case for which one Company is or may be indemnified by the other Company under Section 7.

        "LEI" means Liberty Entertainment, Inc., a Delaware corporation.

        "LEI IRS Submissions" means the LEI Ruling Request, each supplemental submission and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining the LEI Ruling and any request, supplemental submission and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining any private letter ruling which supplements or otherwise modifies the LEI Ruling.

        "LEI Opinion" means the opinion delivered by Skadden, Arps, Slate, Meagher & Flom LLP to Distributing in connection with the LEI Transaction to the effect that the LEI Transaction will qualify as a tax-free transaction described under Sections 368(a), 355 and 361 of the Code to Distributing and the holders of Liberty Starz Common Stock (except, in the case of the holders of Liberty Starz Common Stock, with respect to cash received in lieu of fractional shares).

        "LEI Ruling" means PLR 201004001 that was issued to Distributing on October 22, 2009.

        "LEI Ruling Request" means the request for rulings, dated January 16, 2009, as amended on May 21, 2009, filed by Distributing with the IRS in connection with the LEI Transaction, as the same shall have been amended or supplemented.

        "LEI Tax Materials" means (i) the LEI Ruling and any supplemental private letter ruling which supplements or otherwise modifies the LEI Ruling, (ii) each LEI IRS Submission, (iii) the representation letters delivered to Skadden, Arps, Slate, Meagher & Flom LLP in connection with the delivery of the LEI Opinion, and (iv) any other materials delivered by Distributing in connection with the rendering by Skadden, Arps, Slate, Meagher & Flom LLP of the LEI Opinion or the issuance by the IRS of the LEI Ruling.

        "LEI Tax-Related Losses" mean any Losses resulting from the failure of the LEI Transaction to qualify (i) as a tax-free transaction described under Sections 368(a), 355 and 361 of the Code (except with respect to cash received in lieu of fractional shares), or (ii) in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to Distributing, each of its Subsidiaries immediately prior to the LEI Transaction, and the holders of Liberty Starz Common Stock (except with respect to cash received in lieu of fractional shares).

        "LEI Tax Sharing Agreement" means the Tax Sharing Agreement dated as of November 19, 2009, by and among Distributing and LEI, taken together with the Assumption and Joinder Agreement dated as of November 19, 2009, by and among Distributing, LEI and DTV.

        "LEI Transaction" means the "Contribution" and the "Split-off," in each case as such terms are defined in the LEI Ruling.

        "LEI Transaction Taxes" means any Taxes resulting from the LEI Transaction.

        "LGI" means Liberty Global, Inc., a Delaware corporation.

        "Liberty Capital Common Stock" means the Series A Liberty Capital common stock, par value $.01 per share, and the Series B Liberty Capital common stock, par value $.01 per share.

        "Liberty Interactive Common Stock" means the Series A Liberty Interactive common stock, par value $.01 per share, the Series B Liberty Interactive common stock, par value $.01 per share, and if and when issued, the Series C Liberty Interactive common stock, par value $.01 per share, and any series or class of stock into which the Series A, Series B, or Series C Liberty Interactive common stock is redesignated, reclassified, converted or exchanged following the Effective Time.

        "Liberty LLC" has the meaning set forth in the preamble hereof.

        "Liberty Restructuring" means the transactions effected on the Issue Date pursuant to which Distributing became the publicly traded parent of Liberty LLC in a reorganization qualifying under Section 368(a)(l)(F) of the Code.

        "Liberty Restructuring Opinion" means the tax opinion delivered by Baker Botts L.L.P. to Liberty LLC and Distributing in connection with the Liberty Restructuring.

        "Liberty Starz Common Stock" means the Series A Liberty Starz common stock, par value $.01 per share, and the Series B Liberty Starz common stock, par value $.01 per share, and for any taxable periods (or portions thereof) prior to the Redesignation, the Series A Liberty Entertainment common stock, par value $.01 per share, and the Series B Liberty Entertainment common stock, par value $.01 per share.

        "LMI" means Liberty Media International, Inc., a Delaware corporation.

        "LMI Tax Sharing Agreement" means the Tax Sharing Agreement dated June 1, 2004, between Liberty LLC and LMI.

        "LMI TSA Benefits" means any right to receive any payment (including any indemnification payment) from LMI or any member of the LMI Group (as defined in the LMI Tax Sharing Agreement) pursuant to the terms of the LMI Tax Sharing Agreement.

        "LMI TSA Liabilities" means any obligation or liability to make any payment to LMI, any member of the LMI Group (as defined in the LMI Tax Sharing Agreement) or any LMI Indemnitee (as defined in the LMI Tax Sharing Agreement) pursuant to the terms of the LMI Tax Sharing Agreement.

        "Losses" means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder); provided, however, that "Losses" shall exclude any special or punitive damages; provided, further, that the foregoing proviso will not be interpreted to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns) in a third-party claim for special or punitive damages.

        "News" means News Corporation, a Delaware corporation.

        "News Distributions" means "Distribution 1," "Distribution 2," "Distribution 3," "Distribution 4," and "Distribution 5," in each case as defined in the News Rulings.

        "News IRS Submissions" means the News Ruling Requests, each supplemental submission and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining the News Rulings.

        "News Opinions" means the tax opinion delivered by Baker Botts L.L.P. to Distributing, and the tax opinion delivered by Skadden, Arps, Slate, Meagher & Flom LLP to News, in connection with the News Transactions.

        "News Ruling Requests" means the requests for rulings, dated February 26, 2007 and March 20, 2007, filed by News and Distributing with the IRS in connection with the News Transactions.

        "News Rulings" means PLR 200812003 that was issued to News on September 25, 2007 and PLR 200812004 that was issued to Distributing on September 25, 2007.

        "News Tax Materials" means (i) the News Rulings, (ii) each News IRS Submission, (iii) the representation letters delivered by Distributing to Baker Botts L.L.P. and Skadden, Arps, Slate, Meagher & Flom LLP in connection with the delivery of the News Opinions, and (iv) any other materials delivered by Distributing in connection with the rendering by Baker Botts L.L.P. and Skadden, Arps, Slate, Meagher & Flom LLP of the News Opinions or the issuance by the IRS of the News Rulings.

        "News Tax-Related Losses" mean any Losses resulting from the failure of any of the News Transactions to qualify (i) as a tax-free transaction described under Sections 368(a), 355 and/or 361 of the Code, as applicable, or (ii) in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to News and each of its Subsidiaries immediately prior to the News Transactions and to Distributing and each of its Subsidiaries on February 27, 2008.

        "News Transactions" means "Contribution 1," "Contribution 2," and "Contribution 3," in each case as defined in the News Rulings, and each of the News Distributions.

        "News Transaction Taxes" means any Taxes resulting from the News Transactions.

        "Non-Preparer" means the Company that is not responsible for the preparation and filing of the Combined Return or Separate Return, as applicable, pursuant to Section 3.

        "Payment Date" means (x) with respect to any U.S. federal income tax return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (y) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

        "Person" means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

        "Post-Distribution Period" means all taxable periods (or portions thereof) beginning after the Effective Time.

        "Pre-Distribution Period" means all taxable periods (or portions thereof) ending before or at the Effective Time.

        "Preparer" means the Company that is responsible for the preparation and filing of the Combined Return or Separate Return, as applicable, pursuant to Section 3.

        "Receiving Party" has the meaning set forth in Section 6.3.

        "Reclassification" means the reclassification of Distributing's outstanding stock that was effected on March 3, 2008.

        "Reclassification Opinion" means the tax opinion delivered by Baker Botts L.L.P. to Distributing in connection with the Reclassification

        "Redesignation" means the filing of Distributing's amended and restated certificate of incorporation on November 19, 2009 to, among other things, rename its "Entertainment Group" as the "Starz Group" and rename its "Series A Liberty Entertainment Common Stock" and "Series B Liberty Entertainment Common Stock" as its "Series A Liberty Starz Common Stock" and "Series B Liberty Starz Common Stock," respectively.

        "Reorganization Agreement" means the Reorganization Agreement between Distributing and Controlled dated [                                    ].

        "Requesting Party" has the meaning set forth in Section 5.2.

        "Restructuring" has the meaning assigned to such term in the Reorganization Agreement.

        "Ruling" means PLR 131418-10 that was issued to Distributing on March 3, 2011.

        "Ruling Request" means the request for rulings, dated July 28, 2010, filed by Distributing with the IRS in connection with the Distribution, as the same shall have been amended or supplemented.

        "Separate Return" means any Tax Return that is not a Combined Return.

        "Share Distribution" means the distribution by LTWX V, Inc. of certain shares of stock of Time Warner Inc., Time Warner Cable Inc. and AOL, Inc. which was effected in connection with the reattribution of those shares of stock from Distributing's Capital Group to Distributing's Interactive Group on February 9, 2011.

        "Straddle Losses" means approximately $163 million in straddle losses, which arose in the Pre-Distribution Period, that are related to the stock of Time Warner Inc., Time Warner Cable Inc. and/or AOL, Inc.

        "Subsidiary" when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority voting interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. For purposes of the foregoing, neither IAC/InteractiveCorp nor Expedia, Inc. (nor any of their respective present or former Subsidiaries) will be treated as Subsidiaries of Distributing or any member of the Distributing Group during any period (or portion thereof) if (i) such corporation would otherwise be a Subsidiary of Distributing solely as a result of Distributing and/or its Subsidiaries owning stock constituting a majority in voting power of the capital stock of such corporation, and (ii) the voting stock owned by Distributing and/or its Subsidiaries in such corporation is subject to a proxy in favor of Mr. Barry Diller to vote those shares during such period.

        "Supplemental IRS Submissions" means any request for a Supplemental Ruling, each supplemental submission and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining any Supplemental Ruling.

        "Supplemental Ruling" means any private letter ruling obtained by Distributing or Controlled from the IRS which supplements or otherwise modifies the Ruling.

        "Tax" or "Taxes" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, employment, unemployment, Medicare, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

        "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

        "Tax Benefit" means a Tax Item which decreases the Tax liability of a taxpayer, including a Tax Refund.

        "Tax Contest" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose, potential or effect of redetermining Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

        "Tax Counsel" means Baker Botts L.L.P.

        "Tax Item" means, with respect to any Tax, any item of income, gain, loss, deduction, credit or other attribute that may have the effect of increasing or decreasing any Tax.

        "Tax Law" means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

        "Tax Materials" means (i) the Ruling and each Supplemental Ruling issued by the IRS in connection with the Distribution, (ii) each IRS Submission and Supplemental IRS Submission, (iii) the representation letters delivered to Tax Counsel in connection with the delivery of the Tax Opinion, and (iv) any other materials delivered or deliverable by Distributing, Controlled and others in connection with the rendering by Tax Counsel of the Tax Opinion or the issuance by the IRS of the Ruling and any Supplemental Ruling.

        "Tax Matters Agreement" means the Tax Matters Agreement entered into as of December 22, 2006, by and among News and Distributing.

        "Tax Opinion" means the opinion to be delivered by Tax Counsel to Distributing in connection with the Distribution, which will rely on the continued validity of the Ruling as to the matters covered by the Ruling, to the effect that, under applicable U.S. federal income tax law, (i) the Contribution and the Distribution will qualify as a tax-free transaction described under Sections 355 and 368(a)(1)(D) of the Code, (ii) no gain or loss will be recognized by Distributing upon the distribution of Controlled Stock in the Distribution, (iii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Capital Common Stock and Liberty Starz Common Stock upon the exchange of their shares of Liberty Capital Common Stock and Liberty Starz Common Stock for shares of Controlled Stock in the Distribution, (iv) the Controlled Stock issued in the Distribution will be treated as stock of Controlled for U.S. federal income tax purposes, and (v) the Controlled stock issued in the Distribution will not constitute Section 306 stock within the meaning of Section 306(c) of the Code.

        "Tax Records" means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

        "Tax Refund" means a refund of Taxes previously paid and any overpayment interest within the meaning of Section 6611 of the Code or any similar provision under applicable Tax Law (whether paid by way of a refund or credited against any liability for related Taxes).

        "Tax Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

        "Tax Year" means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

        "Tracking Stock Tax Materials" means (i) the representation letter delivered by Liberty LLC and Distributing to Baker Botts L.L.P. in connection with the Liberty Restructuring Opinion, (ii) the representation letter delivered by Distributing to Baker Botts L.L.P. in connection with the Reclassification Opinion, and (iii) any other materials delivered by Distributing or Liberty LLC in connection with the rendering by Baker Botts L.L.P. of the Liberty Restructuring Opinion or the Reclassification Opinion.

        "Tracking Stock Taxes and Losses" means any Taxes and Losses resulting from (i) the treatment of the Liberty Interactive Common Stock, the Liberty Capital Common Stock, or the Liberty Starz Common Stock as other than stock of Distributing, or as Section 306 stock within the meaning of Section 306(c) of the Code, for any Pre-Distribution Period, (ii) the actual or deemed disposition of any assets caused by the issuance of the Liberty Interactive Common Stock, the Liberty Capital Common Stock, or the Liberty Starz Common Stock for any Pre-Distribution Period, (iii) the treatment of the Controlled Stock as other than stock of Controlled, or as Section 306 stock within the meaning of Section 306(c) of the Code, or (iv) the actual or deemed disposition of any assets caused by the issuance of the Controlled Stock.

        "Transaction Taxes" means any Taxes resulting from the Contribution and the Distribution, other than (i) Transfer Taxes, and (ii) any Taxes attributable to "deferred intercompany transactions" or "excess loss accounts" (as those terms are defined by Treasury Regulations) that are triggered as a result of the Contribution and the Distribution.

        "Transaction Tax-Related Losses" means any Losses resulting from the Contribution and the Distribution as a result of (i) the failure of the Contribution and Distribution to qualify as a tax-free transaction described under Sections 368(a), 355 and 361 of the Code; (ii) the failure of the Contribution and Distribution to qualify in whole for nonrecognition of income, gain and loss for U.S. federal income tax purposes to Distributing, Controlled, each of their respective Subsidiaries at the Effective Time, and the holders of Liberty Capital Common Stock and Liberty Starz Common Stock that receive stock of Controlled in the Distribution; (iii) the Controlled Stock not being treated as stock of Controlled, or being treated as Section 306 stock within the meaning of Section 306(c) of the Code, for U.S. federal income tax purposes, or (iv) the Liberty Interactive Common Stock, the Liberty Capital Common Stock or the Liberty Starz Common Stock not being treated as stock of Distributing, or being treated as Section 306 stock within the meaning of Section 306(c) of the Code, for U.S. federal income tax purposes. For the avoidance of doubt, "Transaction Tax-Related Losses" shall not include any (i) Transfer Taxes, or (ii) any Taxes attributable to "deferred intercompany transactions" or "excess loss accounts" (as those terms are defined by Treasury Regulations) that are triggered as a result of the Contribution and the Distribution.

        "Transfer Taxes" means all U.S. federal, state, local or foreign sales, use, privilege, transfer, documentary, gains, stamp, duties, recording, and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any party hereto or any of its Affiliates in connection with the Restructuring or the Distribution.

        "Treasury Regulations" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

        SECTION 2.    Allocation of Tax Liabilities, Tax Benefits and Certain Losses.

        2.1    Liability for and the Payment of Taxes.    Except as provided in Section 3.4(e) (Withholding and Reporting) and Section 7.5 (Notices) and in accordance with Section 4:

          (a)    Distributing Liabilities and Payments.    For any Tax Year (or portion thereof), Distributing shall (i) be liable for the Taxes (determined without regard to Tax Benefits) allocated to it by this Section 2, reduced by any Tax Benefits allocated to Distributing or Controlled that are allowable under applicable Tax Law to reduce such Taxes, (ii) pay such Taxes, as so reduced, either to the applicable Tax Authority or to Controlled as required by Section 4, and (iii) pay Controlled for any Tax Benefits allocated to Controlled by this Section 2 that Distributing uses to reduce Taxes payable by it pursuant to clause (ii) of this Section 2.1(a).

          (b)    Controlled Liabilities and Payments.    For any Tax Year (or portion thereof), Controlled shall (i) be liable for the Taxes (determined without regard to Tax Benefits) allocated to it by this Section 2, reduced by any Tax Benefits allocated to Distributing or Controlled that are allowable under applicable Tax Law to reduce such Taxes, (ii) pay such Taxes, as so reduced, either to the applicable Tax Authority or to Distributing as required by Section 4, and (iii) pay Distributing for any Tax Benefits allocated to Distributing by this Section 2 that Controlled uses to reduce Taxes payable by it pursuant to clause (ii) of this Section 2.1(b).

          (c)    Use of Tax Benefits.    For purposes of Section 2.1(a)(i), (x) Distributing shall reduce Taxes allocated to it with any Tax Benefits allocated to Distributing that are allowable under applicable Tax Law in the same Tax Year prior to reducing such Taxes with any Tax Benefits allocated to Controlled, and (y) Distributing shall reduce Taxes allocated to it by Tax Benefits allocated to Controlled only to the extent such Tax Benefits are not taken into account by Controlled pursuant to Section 2.1(b)(i) in the same Tax Year. For purposes of Section 2.1(b)(i), (x) Controlled shall reduce Taxes allocated to it with any Tax Benefits allocated to Controlled that are allowable under applicable Tax Law in the same Tax Year prior to reducing such Taxes with any Tax Benefits allocated to Distributing, and (y) Controlled shall reduce Taxes allocated to it by Tax Benefits allocated to Distributing only to the extent such Tax Benefits are not taken into account by Distributing pursuant to Section 2.1(a)(i) in the same Tax Year.

        2.2    Allocation Rules.    For purposes of Section 2.1:

          (a)    General Rule.    Except as otherwise provided in this Section 2.2, Taxes (determined without regard to Tax Benefits) for any Tax Year (or portion thereof) shall be allocated between Controlled and Distributing in proportion to the taxable income or other applicable items attributable to or arising from the respective Controlled Business and Distributing Business (as so defined for such Tax Year or portion thereof) that contribute to such Taxes, and Tax Benefits for any Tax Year (or portion thereof) shall be allocated between Controlled and Distributing in proportion to the losses, credits, or other applicable items attributable to or arising from the respective Controlled Business and Distributing Business (as so defined for such Tax Year or portion thereof) that contribute to such Tax Benefits.

          (b)    Transaction Taxes and Transaction Tax-Related Losses.

              (i)  Distributing shall be allocated all Transaction Taxes and Transaction Tax-Related Losses other than any Transaction Taxes and Transaction Tax-Related Losses allocated to Controlled pursuant to clause (ii) of this Section 2.2(b).

             (ii)  Controlled shall be allocated any Transaction Taxes and Transaction Tax-Related Losses that (w) result primarily from, individually or in the aggregate, any breach by Controlled of any of its covenants set forth in Section 7.1 hereof, (x) result from the Controlled Stock not being treated as stock of Controlled, or being treated as Section 306 stock within the meaning of Section 306(c) of the Code, for U.S. federal income tax purposes, (y) result from the Liberty Interactive Common Stock, the Liberty Capital Common Stock or the Liberty Starz Common Stock not being treated as stock of Distributing, or being treated as Section 306 stock within the meaning of Section 306(c) of the Code, for U.S. federal income tax purposes, or (z) result from a Controlled Section 355(e) Event; provided, however, that Controlled shall not be allocated any Transaction Taxes and Transaction Tax-Related Losses pursuant to clause (x) or (y) of this Section 2.2(b)(ii) to the extent that such Transaction Taxes or Transaction Tax-Related Losses result primarily from, individually or in the aggregate, any breach by Distributing of any of its covenants set forth in Section 7.1 hereof.

          (c)    LEI Transaction Taxes and LEI Tax-Related Losses.

              (i)  Controlled shall be allocated all LEI Transaction Taxes and LEI Tax-Related Losses other than any LEI Transaction Taxes and LEI Tax-Related Losses allocated to Distributing pursuant to clause (ii) of this Section 2.2(c).

             (ii)  Distributing shall be allocated any LEI Transaction Taxes and LEI Tax-Related Losses that result primarily from, individually or in the aggregate, any breach by Distributing of any of its covenants set forth in Section 7.1 hereof.

          (d)    Taxes Resulting from the News Transactions.

              (i)  Controlled shall be allocated all News Transaction Taxes and News Tax-Related Losses other than any News Transaction Taxes and News Tax-Related Losses allocated to Distributing pursuant to clause (ii) of this Section 2.2(d).

             (ii)  Distributing shall be allocated any News Transaction Taxes and News Tax-Related Losses that result primarily from, individually or in the aggregate, any breach by Distributing of any of its covenants set forth in Section 7.1 hereof.

          (e)    Taxes and Losses with Respect to Tracking Stock.

              (i)  Controlled shall be allocated all Tracking Stock Taxes and Losses other than any Tracking Stock Taxes and Losses allocated to Distributing pursuant to clause (ii) of this Section 2.2(e).

             (ii)  Distributing shall be allocated any Tracking Stock Taxes and Losses that (x) result primarily from, individually or in the aggregate, any breach by Distributing of any of its covenants set forth in Section 7.1 hereof, or (y) result from "deferred intercompany transactions" or "excess loss accounts" (as those terms are defined by Treasury Regulations) that are triggered by the actual or deemed disposition of any assets referred to in clause (ii) or (iv) of the definition of "Tracking Stock Taxes and Losses" and would otherwise be allocated to Distributing, but for clause (i) of this Section 2.2(e).

          (f)    Carryovers or Carrybacks of Tax Benefits.    If any Tax Item allocable to the Controlled Business in a Tax Year is carried forward or back and utilized as a Tax Benefit in another Tax Year, then, except as provided in Section 2.2(g), the resulting Tax Benefit shall be allocated to Controlled. If any Tax Item allocable to the Distributing Business in a Tax Year is carried forward or back and utilized as a Tax Benefit in another Tax Year, the resulting Tax Benefit shall be allocated to Distributing.

          (g)    Controlled Carrybacks from Post-Distribution Period.    If, pursuant to Section 3.4(d), any Tax Item allocable to Controlled in a Tax Year beginning in the Post-Distribution Period is carried back and generates a Tax Benefit on a Combined Return filed with respect to a Tax Year beginning in the Pre-Distribution Period, then, notwithstanding Section 2.2(f), any resulting Tax Benefit shall be allocated to Distributing to the extent, if any, that the carryback of such Tax Item increases the Taxes otherwise allocable to Distributing or reduces the amount of Tax Benefits allocable to Distributing that otherwise could be used with respect to such Tax Year.

          (h)    COD Income.    Distributing shall be allocated all Taxes and Tax Items resulting from an aggregate of approximately $846.2 million in net taxable income to be recognized ratably in Tax Years 2014 through 2018 for U.S. federal income tax purposes as a result of the cancellation in April 2009 of $400 million in principal amount of the 2029 Exchangeables and $350 million in principal amount of the 2030 Exchangeables and the cancellation in March 2009 of $10 million in principal amount of the 2031 Exchangeables.

          (i)    Employee Compensation and Employee Benefits.

              (i)  Pre-Distribution Period.    For any Pre-Distribution Period: (x) Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any series of Liberty Interactive Common Stock or in any Interactive Entity shall be allocated to Distributing; (y) Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any class or series of Distributing stock (other than any series of Liberty Interactive Common Stock) or in any Person (including DTV, Discovery, LGI, and Ascent) other than Distributing or any Interactive Entity shall be allocated to Controlled, and (z) any other Taxes or Tax Items related to employee, independent contractor or director compensation or employee benefits shall be allocated to Distributing to the extent that the Distributing Business is or was responsible for the underlying obligation and to Controlled to the extent that the Controlled Business is or was responsible for the underlying obligation.

             (ii)  Post-Distribution Period.    For any Post-Distribution Period: (x) Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any class or series of Distributing stock or in any Interactive Entity shall be allocated to Distributing; (y) Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any class or series of Controlled stock or in any Person (including DTV, Discovery, LGI, and Ascent) other than Distributing or any Interactive Entity shall be allocated to Controlled, and (z) any other Taxes or Tax Items related to employee, independent contractor or director compensation or employee benefits shall be allocated to Distributing to the extent that the Distributing Business is or was responsible for the underlying obligation and to Controlled to the extent that the Controlled Business is or was responsible for the underlying obligation.

          (j)    Alternative Minimum Tax Credit.    Any credit arising in any Tax Year (or portion thereof) from the payment of any alternative minimum consolidated federal tax liability on any Combined Return shall be allocated between Distributing and Controlled in a manner that offsets the excess of the net payment or payments previously made by each Company pursuant to this Agreement in respect of such Combined Return over the net payment or payments that would have been made by such Company pursuant to this Agreement in respect of such Combined Return if no alternative minimum consolidated federal tax liability had been owed with respect to such Combined Return. For purposes of this Section 2.2(j), net payments received shall be treated as a negative amount of net payments made.

          (k)    Interactive Pre-Distribution Acquired Subsidiaries.    Taxes and Tax Items of each Interactive Pre-Distribution Acquired Subsidiary for any Tax Year (or portion thereof) ending on or prior to the date such entity was acquired, directly or indirectly, by Distributing shall be allocated to Distributing.

          (l)    Acquired Subsidiaries.    If any Person becomes a Subsidiary of any member of the Controlled Group in any transaction after the Distribution (and such Person was not a member of the Controlled Group or the Distributing Group prior to such transaction) (a "Controlled Acquired Subsidiary"), then any Taxes and Tax Items of such Controlled Acquired Subsidiary for any Tax Year (or portion thereof) ending on or prior to the date of such transaction shall be allocated to Controlled. If any Person becomes a Subsidiary of any member of the Distributing Group in any transaction after the Distribution (and such Person was not a member of the Controlled Group or the Distributing Group prior to such transaction) (a "Distributing Acquired Subsidiary"), then any Taxes and Tax Items of such Distributing Acquired Subsidiary for any Tax Year (or portion thereof) ending on or prior to the date of such transaction shall be allocated to Distributing.

          (m)    Straddle Losses.    Distributing shall be allocated any Tax Benefit resulting from the Straddle Losses.

          (n)    Share Distribution.    Controlled shall be allocated all Taxes and Tax Items resulting from the Share Distribution.

          (o)    Transfer Taxes.    All Transfer Taxes shall be allocated 50% to Distributing and 50% to Controlled.

          (p)    Certain Pre-Existing Tax Sharing Agreements.    Controlled shall be allocated all Taxes, Tax Items, Losses and payments attributable to any AT&T TSA Liabilities, DHC TSA Liabilities and LMI TSA Liabilities, and Controlled shall be allocated all AT&T TSA Benefits, DHC TSA Benefits and LMI TSA Benefits and any Taxes and Tax Items arising therefrom.

        SECTION 3.    Preparation and Filing of Tax Returns.

        3.1    Combined Returns.    Except as otherwise provided in this Section 3:

          (a)    Preparation of Combined Returns.    Distributing shall be responsible for preparing and filing (or causing to be prepared and filed) all Combined Returns for any Tax Year.

        3.2    Separate Returns.    Except as otherwise provided in this Section 3:

          (a)    Tax Returns to be Prepared by Distributing.    Distributing shall be responsible for preparing and filing (or causing to be prepared and filed) (i) all Separate Returns for a Tax Year beginning on or before the Distribution Date that include Tax Items of the Distributing Business, determined in accordance with the allocation rules of Section 2.2, and (ii) all Separate Returns for a Tax Year beginning after the Distribution Date that include one or more members of the Distributing Group.

          (b)    Tax Returns to be Prepared by Controlled.    Controlled shall be responsible for preparing and filing (or causing to be prepared and filed) (i) all Separate Returns for a Tax Year beginning on or before the Distribution Date that include Tax Items of the Controlled Business, determined in accordance with the allocation rules of Section 2.2, and (ii) all Separate Returns for a Tax Year beginning after the Distribution Date that include one or more members of the Controlled Group.

        3.3    Provision of Information.

          (a)   Distributing shall provide to Controlled, and Controlled shall provide to Distributing, any information about members of the Distributing Group or the Controlled Group, respectively, that the Preparer needs to determine the amount of Taxes due on any Payment Date with respect to a Tax Return for which the Preparer is responsible pursuant to Section 3.1 or 3.2 and to properly and timely file all such Tax Returns.

          (b)   If a member of the Controlled Group supplies information to a member of the Distributing Group, or a member of the Distributing Group supplies information to a member of the Controlled Group, and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify, to the best of such officer's knowledge, the accuracy of the information so supplied.

        3.4    Special Rules Relating to the Preparation of Tax Returns.

          (a)    General Rule.    Except as otherwise provided in this Agreement, the Company responsible for filing (or causing to be filed) a Tax Return pursuant to Sections 3.1 or 3.2 shall have the exclusive right, in its sole discretion, with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax and (vi) whether to retain outside firms to prepare or review such Tax Return.

          (b)    Controlled Tax Returns.    With respect to any Separate Return for which Controlled is responsible pursuant to Section 3.2(b):

              (i)  Controlled may not take (and shall cause the members of the Controlled Group not to take) any positions that it knows, or reasonably should know, would adversely affect any member of the Distributing Group, except to the extent that the failure to take such position would be contrary to applicable Tax Law; and Controlled and the other members of the Controlled Group must (x) allocate Tax Items between such Separate Return for which Controlled is responsible and any related Combined Return for which Distributing is responsible that is filed with respect to the same Tax Year in a manner that is consistent with the reporting of such Tax Items on such related Combined Return and (y) make any applicable elections required under applicable Tax Law (including, without limitation, under Treasury Regulations Section 1.1502-76(b)(2)), necessary to effect such allocation.

          (c)    Election to File Consolidated, Combined or Unitary Tax Returns.    Distributing shall have the sole discretion of filing any Tax Return on a consolidated, combined or unitary basis, if such Tax Return would include at least one member of each Group and the filing of such Tax Return is elective under applicable Tax Law.

          (d)    Filing Claims for Carrybacks.    If a Tax Item allocable to Controlled is carried back from a Tax Year beginning in the Post-Distribution Period and generates a Tax Benefit on a Combined Return filed with respect to a Tax Year beginning in the Pre-Distribution Period, then, upon the request of Controlled, Distributing may, in its sole discretion, file a claim for refund arising from such Tax Benefit. Any resulting Tax Benefit shall be allocated to Controlled pursuant to Section 2.2(f), except as otherwise provided by Section 2.2(g).

          (e)    Withholding and Reporting.    Following the Effective Time, in the event any Compensatory Equity Interests are settled (whether by issuance, exercise, vesting or otherwise) by the corporation that is the issuer or obligor under the Compensatory Equity Interest (the "issuing corporation") or by another member of the Group to which the issuing corporation belongs, and the issuing corporation is not a member of the same Group as the Employing Party, the Company whose Group includes the issuing corporation shall promptly remit to the Employing Party an amount of cash equal to the amount required to be withheld in respect of any withholding Taxes, and in the application of this Agreement, the Employing Party shall not be liable for such withholding Taxes or for failure to remit to the applicable Tax Authority any amount required to have been withheld from the recipient of the Compensatory Equity Interest in connection with such issuance, exercise, vesting or settlement, except to the extent that the Company whose Group includes the issuing corporation shall have remitted such amount to the Employing Party or to the applicable Tax Authority. Distributing shall promptly notify Controlled, and Controlled shall promptly notify Distributing, regarding the exercise of any option or the issuance, vesting, exercise or settlement of any other Compensatory Equity Interest to the extent that, as a result of such issuance, exercise, vesting or settlement, any other party may be entitled to a Tax Benefit or required to pay any Tax, or such information otherwise may be relevant to the preparation of any Tax Return or payment of any Tax by such other party or parties.

        SECTION 4.    Tax Payments.

        4.1    Payment of Taxes to Tax Authority.    Distributing shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1(a) or Section 3.2(a), and Controlled shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.2(b).

        4.2    Indemnification Payments.

          (a)    Tax Payments Made by the Distributing Group.    If any member of the Distributing Group is required to make a payment to a Tax Authority for Taxes allocated to Controlled under this Agreement, Controlled shall pay the amount of Taxes allocated to it to Distributing not later than the later of (i) five business days after receiving notification requesting such amount, and (ii) one business day prior to the date such payment is required to be made to such Tax Authority.

          (b)    Tax Payments Made by the Controlled Group.    If any member of the Controlled Group is required to make a payment to a Tax Authority for Taxes allocated to Distributing under this Agreement, Distributing shall pay the amount of Taxes allocated to it to Controlled not later than the later of (i) five business days after receiving notification requesting such amount, and (ii) one business day prior to the date such payment is required to be made to such Tax Authority.

        4.3    Payments for Tax Refunds and Tax Benefits.

          (a)    Tax Refund or Tax Benefit Received by Distributing Group.    If a member of the Distributing Group receives a Tax Refund with respect to Taxes for which Controlled is liable hereunder or uses a Tax Benefit for which Controlled is entitled to reimbursement pursuant to clause (ii) of Section 2.1(a), Distributing shall pay to Controlled, within five business days following the receipt of the Tax Refund or the use of such Tax Benefit, an amount equal to such Tax Refund or Tax Benefit.

          (b)    Tax Refund or Tax Benefit Received by Controlled Group.    If a member of the Controlled Group receives a Tax Refund with respect to Taxes for which Distributing is liable hereunder or uses a Tax Benefit for which Distributing is entitled to reimbursement pursuant to clause (ii) of Section 2.1(b), Controlled shall pay to Distributing, within five business days following the receipt of the Tax Refund or the use of such Tax Benefit, an amount equal to such Tax Refund or Tax Benefit.

          (c)    Rules Regarding Tax Benefits.    For purposes of this Agreement, a Tax Benefit (other than a Tax Refund) shall be considered used or received (i) at the time the Tax Return is filed with respect to such Tax Benefit, or (ii) if no Tax Return is filed, (x) at the time a Tax Refund generated by use of such Tax Benefit is received or (y) if no Tax Refund is received, at the time the Tax would have been due in the absence of such Tax Benefit. The amount of such Tax Benefit shall be the amount by which Taxes are actually reduced by such Tax Benefit.

        4.4    Interest on Late Payments.    Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, not later than five business days after demand for payment is made (the "Due Date") shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at the Interest Rate. Such interest will be payable at the same time as the payment to which it relates.

        4.5    Initial Determinations and Subsequent Adjustments.    The initial determination of the amount of any payment that one Company is required to make to another under this Agreement shall be made on the basis of the Tax Return as filed, or, if the Tax to which the payment relates is not reported in a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority. The amounts paid under this Agreement shall be redetermined, and additional payments relating to such redetermination shall be made, as appropriate, if as a result of an audit by a Tax Authority or for any other reason (w) additional Taxes to which such determination relates are subsequently paid, (x) a Tax Refund or a Tax Benefit relating to such Taxes is received or used, (y) the amount or character of any Tax Item is adjusted or redetermined, or (z) a Tax Benefit allocable to Distributing that is reduced in one Tax Year by reason of the carryback of a Tax Item allocable to the Controlled Business, resulting in an allocation to Distributing of a Tax Benefit pursuant to Section 2.2(g), is used by Distributing in a subsequent Tax Year. Each payment required by the immediately preceding sentence (i) as a result of a payment of additional Taxes will be due five business days after the date on which the additional Taxes were paid or, if later, five business days after the date of a request from the other Company for the payment, (ii) as a result of the receipt or use of a Tax Refund or Tax Benefit will be due five business days after the Tax Refund or Tax Benefit was received or used, or (iii) as a result of an adjustment or redetermination of the amount or character of a Tax Item will be due five business days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either Company or any of their Subsidiaries. If a payment is made as a result of an audit by a Tax Authority which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of subsequent administrative or judicial proceedings.

        4.6    Tax Consequences of Payments.    For all Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution between Distributing and Controlled, as the case may be, immediately prior to the Distribution. If the receipt or accrual of any payment under this Agreement causes, directly or indirectly, an increase in the taxable income of the recipient under one or more applicable Tax Laws, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the recipient thereof shall have realized the same net amount it would have realized had the payment not resulted in taxable income. To the extent that Taxes for which any party hereto (the indemnifying party) is required to pay another party (the indemnified party) pursuant to this Agreement may be deducted or credited in determining the amount of any other Taxes required to be paid by the indemnified party (for example, state Taxes which are permitted to be deducted in determining federal Taxes), the amount of any payment made to the indemnified party by the indemnifying party shall be decreased by taking into account any resulting reduction in other Taxes of the indemnified party. If such a reduction in Taxes of the indemnified party occurs following the payment made to the indemnified Party with respect to the relevant indemnified Taxes, the indemnified party shall promptly repay the indemnifying party the amount of such reduction when actually realized. If the Tax Benefit arising from the foregoing reduction of Taxes described in this Section 4.6 is subsequently decreased or eliminated, then the indemnifying party shall promptly pay the indemnified party the amount of the decrease in such Tax Benefit.

        SECTION 5.    Assistance and Cooperation.

        5.1    Cooperation.    In addition to the obligations enumerated in Sections 3.3 and 7.7, Distributing and Controlled shall cooperate (and shall cause their respective Subsidiaries and Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters, including provision of relevant documents and information in their possession and making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the parties or their respective Subsidiaries or Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

        5.2    Supplemental Rulings.

          (a)   Each of the Companies agrees that, at the reasonable request of the other Company (the "Requesting Party"), each Company shall (and shall cause their respective Subsidiaries and Affiliates to) cooperate and use reasonable best efforts to obtain, as expeditiously as reasonably practicable, a Supplemental Ruling from the IRS. The Requesting Party shall reimburse the other parties for all reasonable out-of-pocket costs and expenses incurred by such parties or their Subsidiaries or Affiliates in connection with obtaining or requesting such Supplemental Ruling within five business days after receiving an invoice from such party therefor.

          (b)   Distributing shall provide Controlled with a reasonable opportunity to review and comment on each Supplemental IRS Submission to be filed by Distributing prior to the filing of such Supplemental IRS Submission with the IRS, and Controlled shall provide Distributing with a reasonable opportunity to review and comment on each Supplemental IRS Submission to be filed by Controlled prior to the filing of such Supplemental IRS Submission with the IRS. No Supplemental IRS Submission shall be filed by Controlled with the IRS unless, prior to such filing Distributing shall have agreed as to the contents of such Supplemental IRS Submission to the extent that the Supplemental IRS Submission (i) includes statements or representations relating to facts that are or will be under the control of any member of the Distributing Group or any of its Affiliates or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, any member of the Distributing Group or any of their Affiliates; provided, however, that if the IRS requests same-day filing of a Supplemental IRS Submission that does not include any material issue or statement, then Controlled is required only to make a good faith effort to notify Distributing's representatives and to give such representatives an opportunity to review and comment on such Supplemental IRS Submission prior to filing it with the IRS. No Supplemental IRS Submission shall be filed by Distributing with the IRS unless, prior to the filing, Controlled shall have agreed as to the contents of such Supplemental IRS Submission to the extent that the Supplemental IRS Submission (i) includes statements or representations relating to facts that are or will be under the control of any member of the Controlled Group or any of its Affiliates or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, any member of the Controlled Group or any of their Affiliates; provided, however, that if the IRS requests same-day filing of a Supplemental IRS Submission that does not include any material issue or statement, then Distributing is required only to make a good faith effort to notify Controlled's representatives and to give such representatives an opportunity to review and comment on such Supplemental IRS Submission prior to filing it with the IRS. Prior to filing any Supplemental IRS Submission that includes any material issue or statement, each Company shall represent to the other Company that (i) it has reviewed the Supplemental IRS Submission, and (ii) all information and representations, if any, relating to such Company, each member of its Group, and their respective Affiliates that are contained in the Supplemental IRS Submission are true, correct and complete in all material respects. Each Company (or its representatives) shall provide the other Company (or its representatives) with copies of each Supplemental IRS Submission filed with the IRS promptly following the filing thereof.

          (c)   Neither Company nor its representatives shall conduct any substantive communications with the IRS regarding any material issue arising with respect to any Supplemental Ruling, including meetings or conferences with IRS personnel, whether telephonically, in person or otherwise, without first notifying the other Company (or its representatives) and giving the other Company (or its representatives) a reasonable opportunity to participate, and a reasonable number of such Company's representatives shall have an opportunity to participate in all conferences or meetings with IRS personnel that take place in person, regardless of the nature of the issues expected to be discussed; provided, however, that in the case of communications concerning a Supplemental Ruling that occur during an unscheduled conference initiated by the IRS or a conference initiated by a Company or its representatives for a purpose unrelated to a Supplemental Ruling in connection with which it is not reasonably practicable to provide to the other Company or its representatives advance notice and an opportunity to participate, such Company (or its representatives) shall promptly update the other Company and its representatives as to the content of such communications. Each Company shall promptly provide the other Company (or its representatives) with copies of any correspondence received by such Company (or its representatives) from the IRS relating to any Supplemental Ruling.

        SECTION 6.    Tax Records.

        6.1    Retention of Tax Records.    Each of Distributing and Controlled shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statutes of limitation, as extended, and (y) seven years after the Distribution Date.

        6.2    Access to Tax Records.    Controlled shall make available, and cause its Subsidiaries to make available, to members of the Distributing Group for inspection and copying (x) all Tax Records in their possession that relate to a Pre-Distribution Period, and (y) the portion of any Tax Record in their possession that relates to a Post-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the Distributing Group or any of their Affiliates or with respect to any audit, litigation or other proceeding by a Tax Authority relating to such return. Distributing shall make available, and cause its Subsidiaries to make available, to members of the Controlled Group for inspection and copying the portion of any Tax Record in their possession that relates to a Pre-Distribution Period and which is reasonably necessary for the preparation of a Tax Return by a member of the Controlled Group or any of their Affiliates or with respect to any audit, litigation or other proceeding by a Tax Authority relating to such return.

        6.3    Confidentiality.    Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes or unless disclosure is compelled by a governmental authority. Information and documents of one party (the "Disclosing Party") shall not be deemed to be confidential for purposes of this Section 6.3 to the extent such information or document (i) is previously known to or in the possession of the other party or parties (the "Receiving Party") and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

        6.4    Delivery of Tax Records.    On or before the Distribution Date, Distributing shall provide to Controlled (to the extent not previously provided or held by any member of the Controlled Group on the Distribution Date) copies of (i) the Separate Returns of any member of the Controlled Group, (ii) the relevant portions of any other Tax Returns with respect to any member of the Controlled Group, and (iii) other existing Tax Records (or the relevant portions thereof) reasonably necessary to prepare and file any Tax Returns of, or with respect to, the members of the Controlled Group, or to defend or contest Tax matters relevant to the members of the Controlled Group, including in each case, all Tax Records related to Tax attributes of the members of the Controlled Group and any and all communications or agreements with, or rulings by, any Tax Authority with respect to any member of the Controlled Group.

        SECTION 7.    Restrictions on Certain Actions of Distributing and Controlled; Indemnity.

        7.1    Restrictive Covenants.

          (a)    General Restrictions.    Following the Effective Time, Controlled shall not, and shall cause the members of the Controlled Group and their Affiliates not to, and Distributing shall not, and shall cause the members of the Distributing Group and their Affiliates not to, take any action that, or fail to take any action the failure of which, (i) would cause Distributing or any Subsidiary of Distributing immediately prior to the Distribution to recognize gain or loss, or otherwise include any amount in income, as a result of the Restructuring for U.S. federal income tax purposes (except with respect to the Share Distribution), (ii) would be inconsistent with the Contribution and Distribution qualifying, or would preclude the Contribution and Distribution from qualifying, as a tax-free transaction described under Sections 368(a), 355 and 361 of the Code, (iii) would cause Distributing, Controlled, any of their respective Subsidiaries at the Effective Time, or the holders of Liberty Capital Common Stock or Liberty Starz Common Stock that receive stock of Controlled in the Distribution, to recognize gain or loss, or otherwise include any amount in income, as a result of the Contribution and/or the Distribution for U.S. federal income tax purposes, (iv) would be inconsistent with the LEI Transaction qualifying, or would preclude the LEI Transaction from qualifying, as a tax-free transaction described under Sections 368(a), 355 and 361 of the Code (except with respect to cash received in lieu of fractional shares), (v) would cause Distributing, any Subsidiary of Distributing immediately prior to the LEI Transaction, or the holders of Liberty Starz Common Stock that received stock of LEI in the LEI Transaction to recognize gain or loss, or otherwise include any amount in income, as a result of the LEI Transaction for U.S. federal income tax purposes (except with respect to cash received in lieu of fractional shares), (vi) would be inconsistent with the News Transactions qualifying, or would preclude the News Transactions from qualifying, as tax-free transactions described under Sections 368(a), 355 and/or 361 of the Code, as applicable, (vii) would cause News or any Subsidiary of News immediately prior to any of the News Transactions, or Distributing or any of its Subsidiaries on February 27, 2008, to recognize gain or loss, or otherwise include any amount in income, as a result of the News Transactions for U.S. federal income tax purposes, (viii) would be inconsistent with the Liberty Restructuring qualifying, or would preclude the Liberty Restructuring from qualifying, as a tax-free reorganization described under Section 368(a)(1)(F) of the Code (except with respect to cash received in lieu of fractional shares), (ix) would cause Distributing, Liberty LLC, any of their respective Subsidiaries immediately prior to the Liberty Restructuring or any of the former holders of stock of Liberty LLC that received stock of Distributing in the Liberty Restructuring to recognize gain or loss, or otherwise include any amount in income, as a result of the Liberty Restructuring for U.S. federal income tax purposes (except with respect to cash received in lieu of fractional shares), (ix) would be inconsistent with the Reclassification qualifying, or would preclude the Reclassification from qualifying, as a tax-free reorganization described under Section 368(a)(1)(E) of the Code, or (x) would cause Distributing, any of its Subsidiaries immediately prior to the Reclassification or any holders of Distributing stock that received stock of Distributing in the Reclassification to recognize gain or loss, or otherwise include any amount in income, as a result of the Reclassification.

          (b)    Restricted Actions.    Without limiting the provisions of Section 7.1(a) hereof, following the Effective Time, Controlled shall not, and shall cause the members of the Controlled Group and their Affiliates not to, and Distributing shall not, and shall cause the members of the Distributing Group and their Affiliates not to, take any action that, or fail to take any action the failure of which, (i) would be inconsistent with, or would cause any Person to be in breach of, any representation or covenant, or any material statement, made in the Tax Materials, the LEI Tax Materials, the News Tax Materials or the Tracking Stock Tax Materials, or (ii) would be inconsistent with, or would cause Distributing to be in breach of, any representation or covenant made in the LEI Tax Sharing Agreement or the Tax Matters Agreement.

          (c)    Reporting.    Unless and until there has been a Final Determination to the contrary, each party agrees not to take any position on any Tax Return, in connection with any Tax Contest, or otherwise for Tax purposes that is inconsistent with the Ruling or the Tax Opinion.

        7.2    Distributing Indemnity.    Distributing agrees to indemnify and hold harmless each member of the Controlled Group and their respective directors, officers, employees, agents, successors and assigns (the "Controlled Indemnitees") from and against any and all (without duplication) (a) Taxes, Tax Items, Losses and payments allocated to Distributing pursuant to Section 2.2, (b) Transaction Taxes and Transaction Tax-Related Losses allocated to Distributing pursuant to Section 2.2(b), (c) LEI Transaction Taxes and LEI Tax-Related Losses allocated to Distributing pursuant to Section 2.2(c), (d) News Transaction Taxes and News Tax-Related Losses allocated to Distributing pursuant to Section 2.2(d), (e) Tracking Stock Taxes and Losses allocated to Distributing pursuant to Section 2.2(e), (f) Taxes and Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Distributing contained in this Agreement, (g) Transfer Taxes allocated to Distributing pursuant to Section 2.2(o), and (h) Losses, including reasonable out-of-pocket legal, accounting and other advisory and court fees and expenses, incurred in connection with the items described in clauses (a) through (g); provided, however, that notwithstanding clauses (a), (f) and (h) of this Section 7.2, Distributing shall not be responsible for, and shall have no obligation to indemnify or hold harmless any Controlled Indemnitee for, (x) any Transaction Taxes, Transaction Tax-Related Losses, LEI Transaction Taxes, LEI Tax-Related Losses, News Transaction Taxes, News Tax-Related Losses or Tracking Stock Taxes and Losses that are allocated to Controlled pursuant to Sections 2.2(b)(ii), (c)(i), (d)(i) or (e)(i), or (y) any Taxes or Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Controlled contained in this Agreement.

        7.3    Controlled Indemnity.    Controlled agrees to indemnify and hold harmless each member of the Distributing Group and their respective directors, officers, employees, agents, successors and assigns (the "Distributing Indemnitees") from and against any and all (without duplication) (a) Taxes, Tax Items, Losses and payments allocated to Controlled pursuant to Section 2.2, (b) Transaction Taxes and Transaction Tax-Related Losses allocated to Controlled pursuant to Section 2.2(b), (c) LEI Transaction Taxes and LEI Tax-Related Losses allocated to Controlled pursuant to Section 2.2(c), (d) News Transaction Taxes and News Tax-Related Losses allocated to Controlled pursuant to Section 2.2(d), (e) Tracking Stock Taxes and Losses allocated to Controlled pursuant to Section 2.2(e), (f) Taxes and Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Controlled contained in this Agreement, (g) Transfer Taxes allocated to Controlled pursuant to Section 2.2(o), and (h) Losses, including reasonable out-of-pocket legal, accounting and other advisory and court fees, incurred in connection with the items described in clauses (a) through (g); provided, however, that notwithstanding clauses (a), (f) and (h) of this Section 7.3, Controlled shall not be responsible for, and shall have no obligation to indemnify or hold harmless any Distributing Indemnitee for, (x) any Transaction Taxes, Transaction Tax-Related Losses, LEI Transaction Taxes, LEI Tax-Related Losses, News Transaction Taxes, News Tax-Related Losses or Tracking Stock Taxes and Losses that are allocated to Distributing pursuant to Sections 2.2(b)(i), (c)(ii), (d)(ii) or (e)(ii), or (y) any Taxes or Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Distributing contained in this Agreement.

        7.4    Scope.    The provisions of this Section 7 are intended to be for the benefit of, and shall be enforceable by, each Distributing Indemnitee and its successors in interest and each Controlled Indemnitee and its successors in interest.

        7.5    Notices of Tax Contests.    Each Company shall provide prompt notice to the other Company of any pending or threatened Tax audit, assessment, proceeding or other Tax Contest, Joint Claim or Controlled Claim of which it becomes aware relating to Taxes, Losses or any other liabilities or amounts for which it is or may be indemnified by such other Company hereunder. Such notice shall contain (i) factual information (to the extent known) describing any asserted Tax liability or other claim in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority or third party in respect of any such matters, and (ii) the amount of such asserted Tax liability or other claim. Such notice shall be given within a reasonable period of time after notice thereof was received by such Company, but any failure to give timely notice shall not affect the indemnities given hereunder except, and only to the extent that, the indemnifying Company shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified Company shall deliver to the indemnifying Company such additional information with respect to such Tax Contest, Joint Claim or Controlled Claim in its possession that the indemnifying Company may reasonably request.

        7.6    Control of Tax Contests Generally.

          (a)    General Rule.    Except as provided in Sections 7.6(b), 7.8, and 7.9, each Company (or the appropriate member of its Group) shall have full responsibility, control and discretion in handling, defending, settling or contesting any Tax Contest involving a Tax reported (or that, it is asserted, should have been reported) on a Tax Return for which such Company is responsible for preparing and filing (or causing to be prepared and filed) pursuant to Section 3 of this Agreement.

          (b)    Non-Preparer Participation Rights.    With respect to a Tax Contest (other than with respect to a Joint Claim or Controlled Claim) of any Tax Return which could result in a Tax liability for which the Non-Preparer may be liable under this Agreement or the reduction in any Tax Benefit to which the Non-Preparer may be entitled to under this Agreement, (i) the Non-Preparer shall, at its own cost and expense, be entitled to participate in such Tax Contest, (ii) the Preparer shall keep the Non-Preparer updated and informed, and shall consult with the Non-Preparer, (iii) the Preparer shall act in good faith with a view to the merits in connection with the Tax Contest, and (iv) the Preparer shall not settle or compromise such Tax Contest without the prior written consent of the Non-Preparer (which consent shall not be unreasonably withheld) if the settlement or compromise could have a more than de minimis impact on the Non-Preparer and the other members of its Group, taken as a whole.

        7.7    Cooperation.    The parties shall provide each other with all information relating to a Tax Contest, Joint Claim or Controlled Claim which is needed by the other party or parties to handle, participate in, defend, settle or contest the Tax Contest, Joint Claim or Controlled Claim. At the request of any party, the other parties shall take any reasonable action (e.g., executing a power of attorney) that is necessary to enable the requesting party to exercise its rights under this Agreement in respect of a Tax Contest, Joint Claim or Controlled Claim. Controlled shall assist Distributing, and Distributing shall assist Controlled, in taking any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The indemnifying party or parties shall reimburse the indemnified party or parties for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 7.7.

        7.8    Joint Claims.    Distributing and Controlled will have the right to jointly control the defense, compromise or settlement of any Joint Claim; provided, however, that with respect to any Joint Claim arising under the LEI Tax Sharing Agreement or the Tax Matters Agreement (or otherwise subject to the indemnification provisions of the LEI Tax Sharing Agreement or the Tax Matters Agreement), Controlled's rights to jointly control, or otherwise participate in the defense, compromise or settlement of, any such Joint Claim will be subject to the terms of the LEI Tax Sharing Agreement or Tax Matters Agreement, as applicable. Distributing shall use reasonable efforts to provide Controlled with the right to jointly control with Distributing and otherwise participate in the defense, compromise or settlement of, any Joint Claim arising under the LEI Tax Sharing Agreement or the Tax Matters Agreement (or otherwise subject to the indemnification provisions of the LEI Tax Sharing Agreement or the Tax Matters Agreement), including taking action on behalf of Controlled (at the request of Controlled) to the extent any other party to the LEI Tax Sharing Agreement or the Tax Matters Agreement does not recognize Controlled's ability to act thereunder; provided, however, that Distributing shall not be required to relinquish any rights that it has to control the defense, compromise or settlement of any such Joint Claim (other than to Controlled pursuant to the foregoing). No indemnified Company shall settle or compromise or consent to entry of any judgment with respect to any such Joint Claim without the prior written consent of the indemnifying Company, which consent may be withheld in the indemnifying Company's sole discretion. No indemnifying Company shall settle or compromise or consent to entry of any judgment with respect to any such Joint Claim unless such settlement, compromise or consent (x) includes an unconditional release of the indemnified Company and (y) does not enjoin or restrict in any way the future actions or conduct of the indemnified Company (other than with respect to its performance hereunder).

        7.9    Controlled Claims.    Controlled will have the right to control, directly or indirectly, the defense, compromise or settlement of any Controlled Claim, and Distributing and Liberty LLC shall use reasonable efforts to provide Controlled with the right to control, and otherwise participate in the defense, compromise or settlement of, any Controlled Claim arising under the AT&T Tax Sharing Agreement, the DHC Tax Sharing Agreement or the LMI Tax Sharing Agreement, as applicable (or otherwise subject to the indemnification provisions of any of those agreements), including taking action at the direction of Controlled to the extent any other party to the AT&T Tax Sharing Agreement, the DHC Tax Sharing Agreement or the LMI Tax Sharing Agreement, as the case may be, does not recognize Controlled's ability to act thereunder. Distributing and Liberty LLC shall not settle or compromise or consent to entry of any judgment with respect to any Controlled Claim without the prior written consent of Controlled, which consent may be withheld in Controlled's sole discretion. Controlled shall not settle or compromise or consent to entry of any judgment with respect to any such Controlled Claim unless such settlement, compromise or consent (x) includes an unconditional release of Distributing and Liberty LLC and (y) does not enjoin or restrict in any way the future actions or conduct of Distributing or Liberty LLC (other than with respect to their performance hereunder).

        7.10    Other Claims.    In the event any Distributing Indemnitee should have a claim against Controlled, or any Controlled Indemnitee should have a claim against Distributing, under this Section 7 that does not involve a third party action, such indemnified Company (or Distributing on behalf of all Distributing Indemnitees or Controlled on behalf of all Controlled Indemnitees, as applicable) shall as promptly as practicable notify the indemnifying Company of such claim, describing such claim and the factual basis thereof, the amount of such claim (if known) and the method of computation of such amount, all with reasonable particularity.

        SECTION 8.    General Provisions.

        8.1    Termination.    This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been satisfied and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise.

        8.2    Predecessors or Successors.    Any reference to Distributing, Controlled, their respective Subsidiaries, or any other Person in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3) of Distributing, Controlled, such Subsidiary, or such Person, respectively.

        8.3    Expenses.    Except as otherwise expressly provided for herein, each Company and its Subsidiaries shall bear their own expenses incurred in connection with preparation of Tax Returns and other matters related to Taxes under the provisions of this Agreement for which they are liable; provided, however, that any fees or expenses incurred in connection with the preparation of a Combined Return shall be allocated between Distributing and Controlled in a manner resulting in Distributing and Controlled, respectively, bearing a reasonable approximation of the actual amount of such fees or expenses hereunder reasonably related to, and for the benefit of, their respective Groups.

        8.4    Governing Law; Jurisdiction.    This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 8.6 and this Section 8.4, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.6 shall be deemed effective service of process on such party.

        8.5    Waiver of Jury Trial.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

        8.6    Notices.    All notices, requests, and other communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

          (a)   If to Distributing or Liberty LLC, to:

      Liberty Media Corporation
      12300 Liberty Boulevard
      Englewood, Colorado 80112

      Attn: Albert Rosenthaler
      Facsimile: (720) 875-5447

          (b)   If to Controlled, to:

      Liberty Splitco, Inc.
      12300 Liberty Boulevard
      Englewood, Colorado 80112

      Attn: Charles Tanabe
      Facsimile: (720) 875-5382

or to such other address as the party to whom notice is given may have previously furnished to the other parties in writing in the manner set forth above.

        8.7    Counterparts.    This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement.

        8.8    Binding Effect; Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties; provided, however, that each of Distributing and Controlled may assign its respective rights, interests, liabilities and obligations under this Agreement to any other member of its Group, but such assignment shall not relieve Distributing or Controlled, as the assignor, of its liabilities or obligations hereunder.

        8.9    Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

        8.10    Amendments; Waivers.    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

        8.11    Effective Date.    This Agreement shall become effective on the date recited above on which the parties entered into this Agreement.

        8.12    Change in Law.    Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

        8.13    Authorization, Etc.    Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding such party.

        8.14    No Third Party Beneficiaries.    Except as provided in Sections 7.2, 7.3, and 8.8 of this Agreement, this Agreement is solely for the benefit of the parties and their respective Subsidiaries and is not intended to confer upon any other Person any rights or remedies hereunder. Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any Controlled Indemnitees any rights or remedies against Controlled hereunder, and this Agreement is not intended to confer upon any Distributing Indemnitees any rights or remedies against Distributing hereunder.

        8.15    Entire Agreement.    This Agreement embodies the entire understanding among the parties relating to its subject matter and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility, obligation or liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement.

        8.16    No Strict Construction; Interpretation.

          (a)   Distributing and Controlled each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

          (b)   When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        8.17    Headings.    The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        8.18    Assignment of Rights under the LEI Tax Sharing Agreement.    Distributing hereby assigns to Controlled all of its rights to indemnification payments and related rights under the LEI Tax Sharing Agreement with respect to any liability for LEI Transaction Taxes, LEI Tax-Related Losses, News Transaction Taxes, News Tax-Related Losses, or any other Taxes or Losses that, in each case, is allocated to Controlled hereunder and with respect to which Controlled has paid in whole. If any Joint Claim is made against any member of the Distributing Group or the Controlled Group with respect to any LEI Transaction Taxes, LEI Tax-Related Losses, News Transaction Taxes or News Tax-Related Losses, or any other claim is made against any member of the Distributing Group or the Controlled Group with respect to any other Taxes or Losses for which any member of the Distributing Group or the Controlled Group would be entitled to indemnification under the LEI Tax Sharing Agreement, then at Controlled's request, Distributing shall assert a claim for indemnification against LEI and DTV under the LEI Tax Sharing Agreement in respect of such LEI Transaction Taxes, LEI Tax-Related Losses, News Transaction Taxes, News Tax-Related Losses, or other Taxes or Losses, as applicable, to the extent such a claim would not be frivolous. Controlled and Distributing shall jointly control the prosecution of any such claim related to LEI Transaction Taxes, LEI Tax-Related Losses, News Transaction Taxes or News Tax-Related Losses under the principles contained in Section 7.8, and the principles of Section 7.6 shall govern any claim that is not a Joint Claim. Distributing shall not amend, modify or terminate the LEI Tax Sharing Agreement, or waive any rights thereunder, without the prior written consent of Controlled, which consent shall not be unreasonably withheld.

        8.19    Assignment of Rights under the Tax Matters Agreement.    Distributing hereby assigns to Controlled all its rights to indemnification payments and related rights under the Tax Matters Agreement with respect to any liability for News Transaction Taxes, News Tax-Related Losses, or any other Taxes or Losses that, in each case, is allocated to Controlled hereunder and with respect to which Controlled has paid in whole. If any Joint Claim is made against any member of the Distributing Group or the Controlled Group with respect to News Transaction Taxes or News Tax-Related Losses, or any other claim is made against any member of the Distributing Group or the Controlled Group with respect to any other Taxes or Losses for which any member of the Distributing Group or the Controlled Group would be entitled to indemnification under the Tax Matters Agreement, then at Controlled's request, Distributing shall assert a claim for indemnification against News under the Tax Matters Agreement in respect of such News Transaction Taxes, News Tax-Related Losses, or other Taxes or Losses, as applicable, to the extent such a claim would not be frivolous. Controlled and Distributing shall jointly control the prosecution of any such claim related to News Transaction Taxes or News Tax-Related Losses under the principles contained in Section 7.8, and the principles of Section 7.6 shall govern any claim that is not a Joint Claim. Distributing shall not amend, modify or terminate the Tax Matters Agreement, or waive any rights thereunder, without the prior written consent of Controlled, which consent shall not be unreasonably withheld.

        8.20    Assignment of Rights under other Tax Agreements.    Liberty LLC hereby assigns to Controlled all of its rights to indemnification payments and related rights under the AT&T Tax Sharing Agreement, the LMI Tax Sharing Agreement and the DHC Tax Sharing Agreement with respect to any liability for Taxes, Tax Items, Losses or payments that is allocated to Controlled hereunder and with respect to which Controlled has paid in whole. If any Controlled Claim is made against any member of the Distributing Group or the Controlled Group with respect to any Taxes or Losses for which any member of the Distributing Group or the Controlled Group would be entitled to indemnification under the AT&T Tax Sharing Agreement, the LMI Tax Sharing Agreement or the DHC Tax Sharing Agreement, then at Controlled's request, Distributing shall assert a claim for indemnification against the appropriate party pursuant to such agreement to the extent such a claim would not be frivolous, and Controlled shall control, directly or indirectly, the prosecution of such claim under the principles contained in Section 7.9. Distributing and Liberty LLC shall not amend, modify or terminate the AT&T Tax Sharing Agreement, the LMI Tax Sharing Agreement or the DHC Tax Sharing Agreement, or waive any rights thereunder, without the prior written consent of Controlled, which consent shall not be unreasonably withheld.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

LIBERTY MEDIA CORPORATION
By:
Name:
Title:
LIBERTY MEDIA LLC
By:
Name:
Title:
LIBERTY SPLITCO, INC.
By:
Name:
Title:

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  Exhibit 10.4
FORM OF TAX SHARING AGREEMENT BETWEEN LIBERTY MEDIA CORPORATION, LIBERTY MEDIA LLC AND LIBERTY SPLITCO, INC.
TABLE OF CONTENTS
TAX SHARING AGREEMENT
RECITALS